Exhibit 5.1


                        Opinion of McCarthy Tetrault LLP



                                                               December 23, 2003


World Heart Corporation
1 Laser Street
Ottawa, Ontario
K2E 7V1


Dear Sirs,

              Re: Registration Statement of World Heart Corporation

We have acted as Canadian counsel to World Heart Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada (the "Company") in connection with the offer for resale in the United States of 11,909,231 post-consolidated common shares of the Company pursuant to a Registration Statement on Form F-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to questions of fact, material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Company. We have assumed the authenticity of all the documents presented to us as originals.

Based on the foregoing and having regard to the legal considerations which we deemed relevant, we are of the opinion that:

     (i) the 4,624,821 post-consolidated common shares of the Company which have been issued pursuant to subscription agreements dated September 22 2003 between certain purchasers of units in Canada (the "Subscription Agreements") and the Company, each unit consisting of one common share of the Company and one warrant exercisable for one common share of the Company (the "Warrants"), and an agency agreement dated September 22, 2003 between the Company and Research Capital Corporation (the "Canadian Agent"), have been duly and validly issued as

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          fully paid and non-assessable common shares in the capital of the
          Company;

     (ii) the 4,624,821 post-consolidated common shares of the Company issuable upon the exercise of the Warrants, which Warrants have been issued pursuant to the Subscription Agreements and the Agency Agreement, have been duly and validly allotted and reserved for issuance and, when issued upon the due exercise of the Warrants in accordance with the terms of the warrant certificates and the warrant indenture dated September 22, 2003 between the Company and CIBC Mellon Trust Company, as warrant agent, and upon payment to the Company of the exercise price therefor, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Company;

    (iii) the 448,000 post-consolidated common shares of the Company issuable upon the exercise of the warrants issued to the Canadian Agent (the "Agent's Warrants") pursuant to the Agency Agreement, have been duly and validly allotted and reserved for issuance and, when issued upon the due exercise of the Agent's Warrants in accordance with the terms of the Agent's Warrants certificate and upon payment to the Company of the exercise price therefor, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Company;

     (iv) upon the conversion of 4,981,128 Series A Cumulative Participating Preferred shares of World Heart Inc., a subsidiary of the Company, held by Edwards Lifesciences LLC, 711,589 post-consolidated common shares of the Company have been duly and validly issued as fully paid and non-assessable common shares in the capital of the Company; and

     (v) upon the conversion of 1,374,570 Series A Cumulative Redeemable Convertible Preferred Shares of the Company held by Edwards Lifesciences (U.S.) Inc., 500,000 post-consolidated common shares of the Company have been validly issued as fully paid and non-assessable shares of the Company and 1,000,000 post-consolidated common shares of the Company issuable upon the exercise of warrants, each warrant exercisable for one post-consolidated common share, have been duly and validly allotted and reserved for issuance and, when issued upon the due exercise of the warrants in accordance with the terms of the warrant certificate, and upon payment to the Company of the exercise price therefor, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Company.


We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

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We consent to the filing of this opinion as an exhibit to the Registration
Statement and the reference to the name of our firm therein, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.


                                               Yours very truly,

                                               /s/ McCarthy Tetrault LLP

                                               McCarthy Tetrault LLP